EXHIBIT 10.19

EMPLOYMENT AGREEMENT

Soo Bong Min

THIS EMPLOYMENT AGREEMENT is made effective upon June 1, 2006, and is made by and between Wilshire State Bank (hereinafter sometimes referred to as “Bank”) and Soo Bong Min (hereinafter sometimes referred to as “Min”), as follows:

1.         Employment. Bank currently employs Min as President and Chief Executive Officer pursuant to a written employment agreement effective June 1, 2003. Min and the Bank wish to amend the terms and conditions of Min’s employment by the Bank upon the terms and conditions hereinafter set forth. Therefore, this employment agreement is intended to supersede and replace entirely, all prior oral or written agreements between Min and the Bank.

2.         Duties. Min shall continue to perform the duties of President and Chief Executive Officer of the Bank, subject to the powers vested by law in the Board of Directors of the Bank and in the Bank’s shareholders. During the term of this Employment Agreement, Min shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s articles of Incorporation and Bylaws. Min shall devote his full time and efforts to this position.

3.         Immigration Status. Min agrees to take all steps necessary to establish his legal right to work in the United States. He shall, whenever requested by the Bank, produce documents necessary to satisfy the Bank that he is legally authorized to work in the United States.

4.         Term. The term of this Agreement shall be Three (3) years from its effective date, provided, however, that the Bank shall have the right to terminate the Agreement at any time in accordance with the terms and conditions of Paragraphs 10 or 11 herein.

 5.        Salary and Bonus. During the term of this Agreement, Min shall be compensated as follows: Min shall be compensated and receive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) payable in twelve (12) equal monthly installments. This shall be the “basic compensation” for performing his duties as President and Chief Executive Officer of the Bank. In addition to the basic compensation, the Bank agrees to pay to Min an additional bonus in the amount of eight percent (8%) of the Bank’s profit before tax over and above the eighteen percent (18%) of the beginning primary capital of the year, but the total bonus shall not exceed Min’s annual salary. The computation of the Bank’s pre-tax profit shall be done by the Bank’s outside auditors and certified public accountants and shall receive the approval of the Bank’s Board of Directors. As approved, such computation shall be a conclusive determination binding both upon the Bank and Min. Such bonus shall be paid for each of three fiscal years in the period ended December 31, 2008 that Min serves as President and Chief Executive Officer.

EXHIBIT 10.19

6.         Stock Options. Pursuant to and subject to the terms of the Bank’s Stock Option Plan, the Bank shall grant Min an additional fifty thousand (50,000) shares of the Bank’s common stock (Additional Stock Option) in consideration of Min’s agreement to this extension of his employment agreement. The additional Stock Option will be subject to all of the terms and provisions of the Bank Stock Option Plan and the form of Stock Option Agreement to be executed by the Bank and Min. Should Min be terminated without cause, the Additional Stock Option shall expire no later than ninety (90) days after such termination. Should Min be terminated for cause, the Additional Stock Option shall expire immediately. Reference should be made to the Bank’s Stock Option Plan and form of Stock Option Agreement for full and complete terms and conditions governing any Stock Option to be granted.

7.         Expenses. Min shall be entitled to reimbursement by Bank for any business expenses, including expenses associated with Min’s use of an automobile, which are reasonably and necessarily incurred in the performance of his duties on behalf of Bank during the term of this Agreement, and which the board of Directors of the Bank deems are satisfactorily documented.

8.         Vacation. Min shall be entitled to four (4) weeks paid vacation during each year of the term of this Agreement. Min shall take at least two (2) consecutive weeks vacation during each year of his employment by Bank.

9.         Insurance Benefits. Bank shall provide for Min and Min’s spouse and dependent children, where appropriate, at the Bank’s expense, participation in the Bank’s standard group health and term life insurance programs.

10.       Termination. The Bank may terminate the employment of Min at any time during this Agreement by a simple majority vote of the Board of Directors, exclusive of the vote of Min in the event he is a Director, and said termination may be for cause or without cause for any reason whatsoever; the effective date of termination in such event shall be determined by the Board. If the employment of Min is terminated without cause hereunder, basic compensation under Paragraph 5 of this Agreement (but not including any bonus) shall continue for the lesser of six (6) months or for the duration of the term remaining under this Agreement, at the rate in effect at the time of termination. In no event will he be entitled to more than six (6) months worth of basic compensation. In the event Min is terminated for cause, Min shall be entitled to no further compensation of any sort, excepting only for basic compensation and expenses earned prior to such termination. Termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct that could be detrimental to the interests of the Bank or associated corporations and in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.

 11.      Action by supervisory Authority. If Bank is ordered to remove Min or Bank is closed or taken over by the California Department of Financial Institution, the Federal Reserve, the Federal Deposit Insurance Corporation, or other supervisory authority, such bank supervisory authority may immediately terminate this Agreement without further liability, compensation or obligation to Min.

12.       No Solicitation of Employees. Min agrees that, during his employment by the Bank and for a period of three (3) years after the termination of that employment, whether voluntary or involuntary, Min will not solicit, entice, encourage, attempt or cause, directly or indirectly, any Bank employee to leave the employment of the Bank.

EXHIBIT 10.19

13.       No Solicitation of Customers. In consideration for the two year extension of the employment agreement which the Bank has provided to Min, Min has voluntarily agreed that, for a period of three (3) years subsequent to his termination, he will not accept employment with or enter into any other consulting or independent contractor relationship with a competing financial institution. Furthermore, Min agrees that, during his employment by the Bank and for a period of three (3) years following the termination of his employment with the Bank, whether such termination is voluntary or involuntary, Min shall not directly or indirectly make known to any person, firm or corporation the names and addresses of any of the Bank’s customers (“Customers”) or any information pertaining to them. For the purpose of this Agreement, Customers include: (1) anyone who is a customer of the Bank on the date Min signs this Agreement or who becomes a customer of the Bank during the period of time during which Min is employed by the Bank, and (2) any prospective customer to whom the Bank has made a proposal (or similar offering of services) within a period of six months prior to the termination of Min’s employment at the Bank. Min also agrees that Min will not solicit or attempt to solicit any of the Bank’s Customers for whom Min provided services or with whom Min became acquainted during Min’s employment with the Bank, either for Min or for any other person, firm or corporation.

14.       Arbitration. Min and the Bank agree to submit any controversy or claim arising out of, or relating to this Agreement or the breach thereof, to final and binding arbitration in the City of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association. A judgment upon the award rendered may be entered in any court having jurisdiction thereof.

15.       Notices. Any notice required or permitted to be given hereunder shall be in writing and delivered by ordinary mail or served personally, addressed to Bank or Min, as the case may be, at the address set forth after their signatures below or as may be changed from time to time by notice given to the other party.

16.       Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction, or by arbitration, to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

17.       Miscellaneous. It is hereby agreed that Min’s rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire Agreement and understanding of the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors, beneficiaries and assigns of the parties, subject, however, to the restrictions on assignment contained herein. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California law. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and executed by Min and the Bank.

18.       Enforcement. Both Min and Bank acknowledge they have had the opportunity to consult with legal counsel regarding the terms and provisions of this Agreement. If arbitration or legal action is employed to enforce any of the provisions hereof, the parties hereto agree that the prevailing party shall be entitled to recover all reasonable costs and attorneys’ fees.

EXHIBIT 10.19

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on April 05, 2006.

By:____________________________	__________________________
Steven Koh, Chairman of the Board	Soo Bong Min
3200 Wilshire Boulevard	3200 Wilshire Boulevard
Los Angeles, California 90010	Los Angeles, California 90010